EXHIBIT 99.1

HSBC USA Inc. Announces Redemption of
$1.265 Billion of Preferred Securities

New York - May 16, 2016 - HSBC USA Inc. (“HSBC USA”) is announcing the redemption of $1.265 billion of preferred securities. This redemption will affect all of the preferred securities of the following series:

•	20,700,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series F (ticker symbol: HUSI-PR F);

•
373,750 shares of Floating Rate Non-Cumulative Preferred Stock, Series G and 14,950,000 Depositary Shares, each representing one-fortieth of a share of Floating Rate Non-Cumulative Preferred Stock, Series G (ticker symbol: HUSI-PR G); and

•
373,750 shares of 6.50% Non-Cumulative Preferred Stock, Series H and 14,950,000 Depositary Shares, each representing one-fortieth of a share of 6.50% Non-Cumulative Preferred Stock, Series H (ticker symbol: HUSI-PR H).

The Floating Rate Non-Cumulative Preferred Stock, Series F and the Series G and H depositary shares are listed on the New York Stock Exchange under the above ticker symbols. The redemption date for each series of securities is June 30, 2016. The cash redemption price payable for each series of securities on the redemption date will equal:

•
For the 20,700,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series F, $25 liquidation preference per share of Floating Rate Non-Cumulative Preferred Stock, Series F, plus an amount equal to the accrued but unpaid dividends thereon for the then-current dividend period to but excluding the redemption date;

•
For the 14,950,000 depositary shares of Floating Rate Non-Cumulative Preferred Stock, Series G, $25 liquidation preference per share (which is equivalent to $1,000 liquidation preference per share of Floating Rate Non-Cumulative Preferred Stock, Series G), plus an amount equal to the accrued but unpaid dividends thereon for the then-current dividend period to but excluding the redemption date; and

•
For the 14,950,000 depositary shares of 6.50% Non-Cumulative Preferred Stock, Series H, $25 liquidation preference per share (which is equivalent to $1,000 liquidation preference per share of 6.50% Non-Cumulative Preferred Stock, Series H), plus an amount equal to the accrued but unpaid dividends thereon for the then-current dividend period to but excluding the redemption date.

The redemptions announced today were approved by the Federal Reserve Board as part of HSBC North America’s planned capital actions pursuant to the 2015 Comprehensive Capital Analysis and Review (CCAR), and reflect the strategy of HSBC North America Holding Inc. and HSBC USA of continuing to optimize their capital structures according to U.S. Basel III.

In light of the redemption of the Series F shares and of the Series G and H depositary shares on June 30, 2016, including payment of accrued and unpaid dividends, the dividend payments scheduled for July 1, 2016, will not be made.

Beginning on the redemption date, the redeemed securities will no longer be considered outstanding and dividends will no longer accrue on such securities. HSBC Bank USA, N.A. is the registrar and transfer agent for each series of preferred securities and is the depositary for the Series G and H depositary shares. HSBC Bank USA, N.A.’s address is as follows:

HSBC Bank USA, NA
Corporate Trust and Loan Agency
452 Fifth Ave. 8E6, NY, NY 10018
Attn: Account Bank

Media inquiries:
Rob Sherman     +1 212-525-6901    robert.a.sherman@us.hsbc.com

Notes to editors:
HSBC USA Inc. ("HUSI") is a Maryland corporation and its principal business is to act as a holding company for its subsidiaries including HSBC Bank USA, N.A. Through HSBC Bank USA, N.A. and its subsidiaries, HUSI offers a full range of traditional banking products and services to individuals, including high net worth individuals, small businesses, corporations, institutions and governments. HSBC USA Inc. is an indirect wholly-owned subsidiary of HSBC North America Holdings Inc.

Certain statements in this press release are "forward-looking statements" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including without limitation the actual completion of the announced redemptions, the completion of the final analysis of the capital impact on HSBC USA Inc.and HSBC North America Holdings Inc. and as a result of the redemptions and the factors contained in HSBC USA Inc.’s filings with the U.S. Securities and Exchange Commission, including without limitation the "Risk Factors" section of HSBC USA Inc.’s 2015 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this release.

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